                                                                   Exhibit 10.19

================================================================================

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                 COXCOM, INC.,

                                      AND

                    FRONTIERVISION OPERATING PARTNERS, L.P.

                                     DATED

                                October 15, 1997

================================================================================

                               TABLE OF CONTENTS


1.   DEFINED TERMS..........................................................  1
     1.1.   "Accounts Receivable"...........................................  1
     1.2.   "Agreement".....................................................  1
     1.3.   "Assets"........................................................  1
     1.4.   "Closing".......................................................  1
     1.5.   "Closing Date"..................................................  1
     1.6.   "Code"..........................................................  2
     1.7.   "Compensation Arrangement"......................................  2
     1.8.   "Consents"......................................................  2
     1.9.   "Contracts".....................................................  2
     1.10.  "Employee Plan".................................................  2
     1.11.  "Equivalent Billing Unit".......................................  2
     1.12.  "ERISA".........................................................  3
     1.13.  "FAA"...........................................................  3
     1.14.  "FCC"...........................................................  3
     1.15.  "Franchises"....................................................  3
     1.16.  "Franchising Authorities".......................................  3
     1.17.  "Material Adverse Effect".......................................  3
     1.18.  "Multiemployer Plan"............................................  3
     1.19.  "Permitted Encumbrances"........................................  3
     1.20.  "Personal Property".............................................  3
     1.21.  "Rate Increase Completion Date".................................  4
     1.22.  "Real Property".................................................  4
     1.23.  List of Additional Definitions..................................  4

2.   SALE AND PURCHASE OF ASSETS............................................  5
     2.1.   Agreement to Sell and Purchase..................................  5
     2.2.   Excluded Assets.................................................  6
     2.3.   Purchase Price..................................................  7
     2.4.   Payment of Purchase Price.......................................  7
     2.5.   Adjustments and Prorations......................................  8
     2.6.   Assumption of Liabilities and Obligations....................... 10

3.   REPRESENTATIONS AND WARRANTIES OF SELLER............................... 11
     3.1.   Organization, Standing and Authority............................ 11
     3.2.   Authorization and Binding Obligation............................ 11
     3.3.   Absence of Conflicting Agreements............................... 11
     3.4.   Franchises...................................................... 12
     3.5.   Real Property................................................... 12
     3.6.   Title to Assets................................................. 12
     3.7.   Contracts....................................................... 13

                                                                            Page
                                                                            ----

     3.8.   Consents........................................................ 13
     3.9.   Complete Systems................................................ 13
     3.10.  Information on Systems.......................................... 13
     3.11.  Financial Statements............................................ 14
     3.12.  Employee Benefit Plans.......................................... 14
     3.13.  Labor Relations................................................. 15
     3.14.  Taxes, Returns and Reports...................................... 15
     3.15.  Claims and Legal Actions........................................ 15
     3.16.  Environmental Matters........................................... 15
     3.17.  Compliance with Laws............................................ 16
     3.18.  Conduct of Business in Ordinary Course.......................... 16
     3.19.  FCC and Copyright Compliance.................................... 17
     3.20.  Cure............................................................ 18

4.   REPRESENTATIONS AND WARRANTIES OF BUYER................................ 18
     4.1.   Organization, Standing and Authority............................ 18
     4.2.   Authorization and Binding Obligation............................ 18
     4.3.   Absence of Conflicting Agreements............................... 18
     4.4.   Claims and Legal Actions........................................ 19
     4.5.   Qualification................................................... 19
     4.6.   Cure............................................................ 19

5.   COVENANTS OF THE PARTIES............................................... 19
     5.1.   Conduct of the Business of the Systems.......................... 19
     5.2.   Access to Information........................................... 21
     5.3.   Insurance....................................................... 21
     5.4.   Notice of Subsequent Events..................................... 21
     5.5.   Delivery of Financial Information............................... 21
     5.6.   Additional Financial Information................................ 21
     5.7.   Confidentiality................................................. 22
     5.8.   Publicity....................................................... 22
     5.9.   Premerger Notification.......................................... 22
     5.10.  Consents........................................................ 23
     5.11.  Cooperation..................................................... 23
     5.12.  Taxes, Fees and Expenses........................................ 24
     5.13.  Brokers......................................................... 24
     5.14.  Risk of Loss.................................................... 24
     5.15.  Employee Benefit Matters........................................ 25
     5.16.  Bonds, Letters of Credit, Etc................................... 26
     5.17.  Noncompetition.................................................. 26
     5.18.  Title Insurance................................................. 27

                                                                            Page
                                                                            ----

     5.19.  Consents; Actions............................................... 27
     5.20.  Billing Services................................................ 27
     5.21.  Copyright Statements of Account................................. 28
     5.22.  Rate Forms...................................................... 28
     5.23.  Regional Office Lease........................................... 28

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE....... 28
     6.1.   Conditions Precedent to Obligations of Buyer to Close........... 28
     6.2.   Conditions Precedent to Obligations of Seller to Close.......... 29

7.   CLOSING AND CLOSING DELIVERIES......................................... 30
     7.1.   Closing......................................................... 30
     7.2.   Deliveries by Seller............................................ 30
     7.3.   Deliveries by Buyer............................................. 31

8.   TERMINATION............................................................ 32
     8.1.   Method of Termination........................................... 32
     8.2.   Remedies........................................................ 33

9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION......... 33
     9.1.   Representations and Warranties.................................. 33
     9.2.   Indemnification by Seller....................................... 34
     9.3.   Indemnification by Buyer........................................ 34
     9.4.   Procedure for Indemnification................................... 35
     9.5.   Limitation on Indemnification; Exclusive Remedy................. 36

10.  DISPUTE RESOLUTION..................................................... 36
     10.1.  Arbitration..................................................... 36
     10.2.  WAIVER OF JURY TRIAL............................................ 37
     10.3.  Survival........................................................ 37

11.  MISCELLANEOUS.......................................................... 37
     11.1.  Notices......................................................... 37
     11.2.  Benefit and Binding Effect...................................... 38
     11.3.  Bulk Transfer................................................... 38
     11.4.  Governing Law................................................... 38
     11.5.  Headings........................................................ 38
     11.6.  Gender and Number............................................... 39
     11.7.  Entire Agreement................................................ 39

                                                                            Page
                                                                            ----

     11.8.  Further Assurances.............................................. 39
     11.9.  Waiver of Compliance; Consents.................................. 39
     11.10. Severability.................................................... 39
     11.11. Counterparts.................................................... 39
     11.12. No Third Party Beneficiaries.................................... 39
     11.13. Construction.................................................... 40
     11.14. Time of the Essence............................................. 40
     11.15. Definition of Knowledge......................................... 40

                        LIST OF EXHIBITS AND SCHEDULES

Exhibit A           List of Communities
Exhibit B           Form of Franchise Transfer Consent
Exhibit C           Form of Opinion of Counsel for Seller
Exhibit D           Form of Opinion of FCC Counsel for Seller
Exhibit E           Form of Opinion of Counsel for Buyer


Schedule 2.2        Excluded Assets
Schedule 2.6        Assumed Liabilities
Schedule 3.1        Foreign Qualifications
Schedule 3.4        Franchises
Schedule 3.5        Real Property
Schedule 3.7        Contracts
Schedule 3.8        Consents
Schedule 3.10       Information on Systems
Schedule 3.11       Financial Statements
Schedule 3.12       Employee Benefit Plans
Schedule 3.13       Labor Relations
Schedule 3.14       Taxes
Schedule 3.15       Claims and Legal Actions
Schedule 3.16       Environmental Matters
Schedule 3.18       Conduct of Business in Ordinary Course
Schedule 3.19       FCC and Copyright Matters
Schedule 4.3        Buyer's Consents
Schedule 5.1        Conduct of the Systems

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is dated October 15, 1997, by and between FrontierVision Operating Partners, L.P., a Delaware limited partnership ("BUYER"), and CoxCom, Inc., a Delaware corporation ("SELLER").

                               R E C I T A L S:
                               ---------------


     1. Seller owns and operates certain cable television systems serving Newark and Coshocton and surrounding communities in Ohio, such areas being more specifically listed on Exhibit A (collectively, the "SYSTEMS").
                       ---------

     2. Seller desires to sell, and Buyer wishes to buy, all of Seller's assets used in the operation of the Systems and the cable television business related thereto for the price and on the terms and conditions hereinafter set forth.

                             A G R E E M E N T S:
                             -------------------

     In consideration of the above recitals and the covenants and agreements contained herein, Seller and Buyer agree as follows:

 1.  DEFINED TERMS
     -------------

     The following terms shall have the following meanings in this Agreement:

     1.1. "ACCOUNTS RECEIVABLE" means the rights of Seller to payment for services billed by Seller (including, without limitation, those billed to subscribers of the Systems and those for services and advertising time provided by Seller) and unpaid prior to the Closing Date.

     1.2. "AGREEMENT" means this Asset Purchase Agreement.

     1.3. "ASSETS" means all the tangible and intangible assets, real, personal and mixed, comprising, or that are otherwise used in connection with the conduct of the business or operations of the Systems, including, without limitation, those specified in detail in Section 2.1.

     1.4. "CLOSING" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 7.

     1.5. "CLOSING DATE" means the date of the Closing specified in Section 7.

      1.6. "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

      1.7. "COMPENSATION ARRANGEMENT" shall mean any plan or compensation arrangement other than an Employee Plan or a Multiemployer Plan, whether written or unwritten, which provides to employees or former employees of Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) with respect to the Systems any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

      1.8. "CONSENTS" means all of the consents, permits or approvals of governmental authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate lawfully the transaction contemplated hereby.

      1.9. "CONTRACTS" means all pole attachment and conduit agreements, personal property leases, subscription agreements with customers for cable services provided by the Systems, maintenance agreements, retransmission consent agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and that relate to the Assets or the business or operations of the Systems (other than the Franchises, programming agreements and any other contracts that are Excluded Assets), that are either (i) in effect on the date hereof (other than those that expire by their terms and are not renewed prior to Closing); or (ii) entered into by Seller in the ordinary course of business of the Systems and as permitted by this Agreement between the date hereof and the Closing Date.

      1.10. "EMPLOYEE PLAN" shall mean any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) contributes or which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound.

      1.11. "EQUIVALENT BILLING UNIT" shall mean an active customer for basic cable service either in a single household or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtains service on a "bulk-rate" basis shall be determined by dividing the gross bulk-rate revenue for non-premium services attributable to such multi-unit dwelling by the basic subscription rate for individual households subscribing to the same level of service as is provided to such multi-unit dwelling or commercial establishment. For purposes of this definition, an "active customer" shall mean any person at any given time that is paying for and receiving any level of cable television service from the Systems who has an account that is not more than 61 days past due (except for amounts which are past due pending the resolution of a bona fide dispute or past due amounts of $10 or less, provided such account is otherwise current). For purposes of this definition, the number of days past due of a customer account shall be determined from the first day of the period for which the applicable billing for services for that period is made.

      1.12. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

      1.13. "FAA" means the Federal Aviation Administration.

      1.14. "FCC" means the Federal Communications Commission.

      1.15. "FRANCHISES" means all municipal, county, state and federal franchises, franchise applications (if any), domestic satellite, business radio and other licenses, earth station registrations, and all authorizations and permits relating to the Systems granted to Seller by any governmental instrumentality, including all amendments thereto and modifications thereof.

      1.16. "FRANCHISING AUTHORITIES" means all governmental authorities which have issued municipal or county cable franchises relating to the operation of the Systems or before which are pending any franchise applications filed by Seller relating to the operation of the Systems.

      1.17. "MATERIAL ADVERSE EFFECT" means a material adverse effect on the operations, assets or financial condition of the Systems taken as a whole.

      1.18. "MULTIEMPLOYER PLAN" means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributes or is required to contribute.

      1.19. "PERMITTED ENCUMBRANCES" shall mean any of the following liens or encumbrances: (i) landlord's liens and liens for current taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (ii) statutory liens or other encumbrances (excluding liens securing indebtedness) that are minor or technical defects in title that do not materially affect the value, marketability or utility of the Assets as presently utilized; (iii) such liens, liabilities or encumbrances as are Assumed Liabilities; (iv) leased interests in property owned by others and leased interests in property leased to others; (v) restrictions set forth in, or rights granted to Franchising Authorities as set forth in, the Franchises or applicable laws relating thereto; and (vi) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions or other restrictions or encumbrances relating to or affecting the Real Property, that do not materially interfere with the use of such Real Property in the operation of the Systems as conducted as of the Closing Date.

      1.20. "PERSONAL PROPERTY" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, supplies and other tangible and intangible personal property, including, without limitation, the Franchises, the Contracts and the Accounts Receivable, that are owned or leased by Seller and used, useful or held for use as of the date hereof in the conduct of the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and as permitted by this Agreement between the date hereof and the Closing Date.

      1.21. "RATE INCREASE COMPLETION DATE" means September 1, 1997.

      1.22. "REAL PROPERTY" means all of the real property interests of Seller, including without limitations fee interests in real estate (together with the buildings and other improvements thereon), leasehold interests in real estate, easements, licenses, rights to access, rights-of-way and other real property interests that are (i) leased by Seller and used or held for use as of the date hereof in the business or operations of the Systems; or (ii) owned by Seller and used or held for use as of the date hereof in the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

      1.23. List of Additional Definitions.  The following is a list of some
            ------------------------------
additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:


      Term                                    Section
      ----                                    -------
      AAA                                     10.1
      AAA Rules                               10.1
      Accounting Firm                         2.5.4
      Additional Financial Statements         5.6
      Annualization Factor                    2.3
      Annualized Operating Cash Flows         2.3
      Assumed Liabilities                     2.6
      Assumption Agreements                   7.3.3
      Base Price                              2.3
      Billing Conversion                      5.20.1
      Billing Services                        5.20.2
      Buyer                                   Preamble
      Cable Act                               3.4
      Claimant                                9.4.1
      Copyright Act                           3.19.2
      Cut-over Date                           5.20.2
      Cox 401(k) Plan                         5.15.6
      Deductible                              9.5.1
      Environmental Law                       3.16.4
      Excluded Assets                         2.2
      Expiring Franchise                      3.4
      Financial Statements                    3.11
      Hazardous Substance                     3.16.4
      HSR Act                                 5.9
      Indemnifying Party                      9.4.1


     Losses                                  9.2.1
     Measurement Period                      2.3
     Operating Cash Flows                    2.3
     Post-Closing Certificate                2.5.4
     Purchase Price                          2.3
     Response Period                         2.5.4
     SEC                                     5.6
     Seller                                  Preamble
     Signals                                 3.19.1
     Systems                                 Recitals
     Taxes                                   3.14


2.   SALE AND PURCHASE OF ASSETS
     ---------------------------

     2.1. Agreement to Sell and Purchase.  Subject to the terms and conditions
          ------------------------------
set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, all of the Assets, including, without limitation, those described below, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, conditional sales agreements, charges or other liens or encumbrances of any nature whatsoever, except for Permitted Encumbrances:

          2.1.1.  The Personal Property;

          2.1.2.  The Real Property;

          2.1.3.  The Franchises;

          2.1.4.  The Contracts;

          2.1.5.  The Accounts Receivable;

          2.1.6. All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes (other than the excluded assets referred to in Section 2.2.2), plans, diagrams, blueprints and schematics, including filings with the Franchising Authorities and the FCC relating to the Systems;

          2.1.7.  All choses in action of Seller relating to the Systems;

          2.1.8. Subject to Section 2.2.2, all books and records relating to the business or operations of the Systems, including executed copies of the Contracts and all correspondence and memoranda relating thereto, customer records and all records required by the Franchising Authorities to be kept, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed five years from the Closing Date; and

           2.1.9. The goodwill and going concern value generated by Seller with respect to the Systems, if any.

     2.2.  Excluded Assets.  The Assets shall exclude the following assets (the
           ---------------
"EXCLUDED ASSETS"):

           2.2.1. Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts, including, without limitation, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

           2.2.2. Any books and records that Seller is required by law to retain and any correspondence, memoranda, books of account, tax reports and returns and the like related to the Systems other than those described in
Section 2.1.8, subject to the right of Buyer to have access to and to copy for a reasonable period, not to exceed five years from the Closing Date, and Seller's corporate minute books and other books and records related to internal corporate matters and financial relationships with Seller's lenders and affiliates;

           2.2.3. Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date including, without limitation, fees paid to the U.S. Copyright Office or any choses in action owned by Seller relating to such refunds;

           2.2.4. All programming agreements and master retransmission consent agreements (i.e., retransmission consent agreements granting consent to any of the Systems and one or more cable television systems owned by Seller or affiliates of Seller other than the Systems) of Seller including those relating to or benefitting the Systems;

           2.2.5. All trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller whether or not used in the business of the Systems;

           2.2.6. Any Employee Plan, Compensation Arrangement or Multiemployer Plan;

           2.2.7. All rights to receive fees or services from any affiliate of Seller;

           2.2.8. Any and all assets and rights of Seller unrelated to the Systems; and

           2.2.9.  The assets listed on SCHEDULE 2.2.

     2.3.  Purchase Price.  The purchase price for the Assets shall be an amount
           --------------
equal to 9.9 times the Annualized Operating Cash Flows (the "BASE PRICE"); provided, however, regardless of the result of such calculation, the Base Price shall in no event be less than $193,000,000 nor more than $203,000,000. The Base Price shall be adjusted as provided in Section 2.5 below (as adjusted, the "PURCHASE PRICE"). The limitations on the Base Price set forth above shall not apply to the Purchase Price and as a result of the prorations and adjustments contemplated in Section 2.5, the Purchase Price may be less than $193,000,000 or more than $203,000,000, as the case may be. For purposes of this Agreement, "ANNUALIZED OPERATING CASH FLOWS" means the amount equal to the combined Operating Cash Flows of the Systems for the Measurement Period multiplied by the appropriate Annualization Factor, where:

                   (i) "OPERATING CASH FLOWS" means the operating cash flows as are commonly presented in the Systems' monthly income statements prepared in accordance with past practices but excluding all extraordinary or non-recurring income or expense items, plus an amount equal to the allocated corporate overhead for the same period as presented in such monthly income statements;

                   (ii) "MEASUREMENT PERIOD" means either (A) the number of months since the Rate Increase Completion Date, if the Closing Date is before December 31, 1997, or (B) the three months immediately prior to the Closing Date if the Closing Date is on or after December 31, 1997; and

                   (iii) "ANNUALIZATION FACTOR" means either (A) a fraction of which the numerator is 12 and the denominator is equal to the number of months since the Rate Increase Completion Date, if the Closing Date is before December 31, 1997, or (B) four, if the Closing Date is on or after December 31, 1997.

     2.4.  Payment of Purchase Price.  The Purchase Price shall be paid by Buyer
           -------------------------
to Seller at Closing by wire transfer of immediately available funds at Seller's direction, to a Qualified Intermediary (as defined in Treas. Reg. (S)1.1031(k)- 1(g)) for purposes of affecting a like-kind exchange of property under Section 1031 of the Code. Buyer shall reasonably cooperate with Seller, as necessary, to qualify the transfer of the Assets to Buyer as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, which cooperation shall include, without limitation, the acceptance of notice of the assignment of Seller's rights under this Agreement, and the manner in which the Purchase Price is paid to, and the Assets are transferred through, a Qualified Intermediary (as defined in Treas. Reg. (S)1.1031(k)-1(g)); provided, however, that such cooperation shall be at Seller's expense and shall not delay Closing.

     2.5.  Adjustments and Prorations.
           --------------------------

           2.5.1. All expenses and other liabilities arising from the Systems up until midnight on the day prior to the Closing Date, including franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), accrued vacation (only to the extent Buyer honors such accrual as set forth in Section 5.15.1), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Systems for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operations of the Systems on the Closing Date and for the period thereafter.

           2.5.2.  The Base Price shall be adjusted at Closing as follows:

                   (i) by increasing the Base Price by an amount equal to (A) 100% of the face amount of all customer Accounts Receivable that are outstanding 30 days or less from the first day of the period to which any outstanding bill relates and (B) 85% of the face amount of all customer Accounts Receivable that are outstanding more than 30 but fewer than 61 days from the first day of the period to which any outstanding bill relates;

                   (ii) by reducing the Base Price by an amount equal to (A) any customer advance payments (i.e., customer payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing) and deposits (including any interest owing thereon) and (B) customer Accounts Receivable relating to services to be performed after the Closing and the responsibility for which is assumed by Buyer under this Agreement;

                   (iii) by increasing the Base Price by an amount equal to (A)
                         100% of the face amount of the advertising Accounts Receivable which are outstanding 30 days or less from the invoice date, (B) 95% of the face amount of all advertising Accounts Receivable which are outstanding more than 30 but fewer than 61 days from the invoice date, (C) 80% of the face amount of all advertising Accounts Receivable which are outstanding more than 60 but fewer than 91 days from the invoice date, (D) 50% of the face amount of all advertising Accounts Receivable which are outstanding more than 90 but fewer that 121 days from the invoice date. Seller shall receive no credit for advertising Accounts Receivable which are outstanding more than

                         120 days from the invoice date. Notwithstanding the foregoing, Seller shall receive a credit for advertising Accounts Receivable assigned to Buyer at Closing of 100% of the face amount of the advertising Accounts Receivable from national and regional representation accounts, regardless of the age thereof;

                   (iv) by reducing the Base Price by an amount equal to any advanced payments from advertisers received by Seller prior to Closing but relating to advertising services to be provided by Buyer after Closing; and

                   (v) by increasing the Base Price by an amount equal to 100% of the face amount of all employee loans receivables owing by any employees hired by Buyer after Closing.

           2.5.3. Seller shall prepare and submit to Buyer, not later than five days prior to the Closing, a written good faith estimate of the Base Price based on the three months immediately preceding Closing for which regularly prepared income statements are available (i.e., if Closing is held on December 31, 1997, then the Base Price for purposes of Closing would be based on Operating Cash Flows reflected in Seller's income statements for September, October and November) as well as the amount of the adjustments to the Base Price in accordance with Sections 2.5.1 and 2.5.2. The estimate shall be based upon the books and records of the Systems, including the Accounts Receivable (including the aging reports) as shown on the latest records of Seller kept in the ordinary course of business. The estimate submitted to Buyer shall be accompanied by (i) a statement setting forth in reasonable detail the calculation of the estimate, including backup documentation related thereto and in support thereof, and (ii) a certificate signed by a senior officer of Seller certifying that, after due inquiry by such officer but without any personal liability to such officer, the estimate was calculated in good faith in accordance with the provisions of Sections 2.5.1 and 2.5.2. Seller shall also deliver to Buyer such other information as may be reasonably requested by Buyer to verify Operating Cash Flow for such three-month period and the estimated amount of Accounts Receivable.

           2.5.4. Within 90 days after the Closing Date, Seller shall deliver to Buyer a certificate (the "POST-CLOSING CERTIFICATE"), signed by a senior officer of Seller after due inquiry by such officer but without any personal liability to such officer, providing for the proposed final calculation of the Base Price based upon the three months immediately preceding Closing (i.e., if Closing is on December 31, 1997, then the Operating Cash Flows for October, November and December would be used) as well as a compilation of the adjustments and prorations to be made pursuant to this Section 2.5, including any adjustments and prorations made at Closing and any corrections thereto, together with a copy of any working papers relating to such Post-Closing Certificate and such other supporting evidence as Buyer may reasonably request either prior to or after delivery thereof, and Buyer agrees to cooperate with Seller in the preparation of the Post-Closing Certificate; provided, however, that if Seller fails to deliver the Post-Closing Certificate within such 90-day period, then Buyer shall be entitled to deliver to Seller the Post-Closing

Certificate, in which case the provisions of this Section 2.5.4 shall be deemed modified to reflect Buyer's delivery of the Post-Closing Certificate. If Buyer shall conclude that the Post-Closing Certificate does not accurately reflect the final calculation of the Base Price, or the adjustments and prorations to be made to the Base Price in accordance with this Section 2.5, Buyer shall, within 40 days after its receipt of the Post-Closing Certificate (such 40-day period being referred to as the "RESPONSE PERIOD"), deliver to Seller its written statement of any discrepancies believed to exist. If Buyer fails to so notify Seller of any discrepancies, then the calculations set forth in the Post-Closing Certificate shall be controlling for all purposes hereof. On or before the fifth day following the earlier to occur of the expiration of the Response Period and the date Seller receives the statement of discrepancies, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount, if any, owed in accordance with the Post-Closing Certificate as to which there is no discrepancy. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within 15 days of Seller's receipt of Buyer's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Buyer and Seller shall retain a mutually acceptable national independent public accounting firm (the "ACCOUNTING FIRM") that has neither been engaged to perform or performed any services for Seller or Buyer or their respective affiliates during the two years prior to the Closing Date to review the Post-Closing Certificate together with Buyer's discrepancy statement and any other relevant documents. The cost of retaining the Accounting Firm shall be borne equally by Buyer, on the one hand, and Seller, on the other. The Accounting Firm shall report its conclusions as to adjustments pursuant to this
Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or review. In the event the parties are unable to agree on which accounting firm to retain, if the Accounting Firm shall not be engaged on terms reasonably satisfactory to Seller and Buyer within 30 days of Seller's receipt of Buyer's written statement of discrepancies or if the Accounting Firm shall fail to render a decision within 45 days of the date it is retained, then the matter shall be submitted for arbitration in accordance with Section 10 hereof. Within five days of receipt of the Accounting Firm or Arbitrators' decision, as the case may be, with respect to such dispute, if Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Buyer, Seller shall pay such amount thereof to Buyer. All amounts owed by Buyer or Seller to the other in accordance with this Section shall be paid in immediately available funds and shall bear interest at the rate of 10% per annum from the Closing Date until the date such amounts are paid.

     2.6.  Assumption of Liabilities and Obligations.  As of the Closing Date,
           -----------------------------------------
Buyer shall assume and pay, discharge and perform the following (collectively, the "ASSUMED LIABILITIES"): (i) all the obligations and liabilities of Seller under the Franchises and the Contracts insofar as they relate to the time period on and after the Closing Date, and arise out of events, other than the Closing itself, occurring on or after the Closing Date; (ii) all obligations and liabilities of Seller to all customers of the Systems for any advance payments or deposits, if and to the extent that an adjustment was made to the Base Price with respect to such customers pursuant to Subsection 2.5.2 above; (iii) all obligations and liabilities arising out of events occurring on or after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or operations of the Systems on or after the Closing Date; (iv) obligations under Contracts with respect to the period prior to the

Closing Date for which an adjustment is made as of Closing to the extent of the adjustment made under this Agreement; and (v) the obligations and liabilities listed on SCHEDULE 2.6; provided, however, that in no event shall Buyer be obligated to assume any Contract that should have been disclosed on SCHEDULE 3.7 but which Seller failed to disclose thereon unless approved pursuant to Section
5.1 hereof, or any Contract which, had it been in existence on the date hereof, would have been required to be disclosed on SCHEDULE 3.7 unless such Contract is approved pursuant to Section 5.1. All other obligations and liabilities of Seller shall remain and be the obligations and liabilities solely of Seller, including without limitation any refund liability relating to the period prior to the Closing. Other than the Assumed Liabilities, Buyer shall not assume or become liable for, and does not agree to perform or discharge, any liabilities or obligations of Seller.


3.   REPRESENTATIONS AND WARRANTIES OF SELLER
     ----------------------------------------

     Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

     3.1.  Organization, Standing and Authority.  Seller is a corporation duly
           ------------------------------------
organized, validly existing and in good standing under the laws of the state of its incorporation, and is qualified to conduct business as a foreign corporation in the jurisdictions indicated on SCHEDULE 3.1 and in each other jurisdiction in which the property owned, leased or operated by it requires it to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Seller has the requisite corporate power and authority (i) to own, lease and use the Assets as presently owned, leased and used by Seller; and
(ii) to conduct the business and operations of the applicable Systems as presently conducted by Seller. Seller is not a participant in any joint venture or partnership or similar agreement with any other person or entity with respect to any part of the Systems' operations or the Assets.

     3.2.  Authorization and Binding Obligation.  Seller has the requisite
           ------------------------------------
corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All director, stockholder and other corporate action by Seller necessary for the authorization, execution, delivery and performance by Seller of this Agreement has been taken and such corporate action has not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally; and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.3.  Absence of Conflicting Agreements.  The execution, delivery and
           ---------------------------------
performance of this Agreement by Seller will not violate the articles of incorporation or bylaws of Seller, or subject to obtaining the Consents listed on SCHEDULE 3.8 and compliance with the HSR Act, (i) violate any law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality applicable to Seller with respect to the Assets; or (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or may be bound and by which the Assets or the Systems are affected, excluding from the foregoing clauses (i) and (ii) such violations, conflicts, terminations, breaches and defaults, which in the aggregate would not have a Material Adverse Effect, and such conflicts, terminations, breaches and defaults which would occur as a result of the specific legal or regulatory status of Buyer.

     3.4.  Franchises.  SCHEDULE 3.4 includes a true and complete list of all
           ----------
Franchises that are held for use in connection with the operations of the Systems. No other franchises, franchise applications, licenses, registrations, authorizations or permits are necessary in connection with the operation of the Systems in the ordinary course of business. True and complete copies of such Franchises (together with any and all amendments thereto) have been delivered to Buyer. To the knowledge of Seller, each of the Franchises listed on SCHEDULE
3.4 is in full force and effect in accordance with its terms. No proceedings are pending or, to Seller's knowledge, threatened, to revoke, terminate or cancel any of such Franchises. Except as listed on SCHEDULE 3.4 and except for any noncompliance or default that would not have a Material Adverse Effect, Seller and the operations of the Systems by Seller are in compliance with the terms and conditions of such Franchises and are not in default thereunder. For any franchise that has an unexpired term of fewer than three years from the date hereof ("EXPIRING FRANCHISES"), a timely request for renewal has been submitted to the appropriate Franchising Authority pursuant to Section 626 of the Cable Television Policy Act of 1984, as amended (the Cable Communications Policy Act of 1984, as amended, and Cable Television Consumer Protection and Competition Act of 1992, as amended, referred to collectively as the "CABLE ACT"). Seller
(i) has not been notified by any Franchising Authority, with respect to any such Expiring Franchise, of a preliminary decision not to renew or of any finding that could reasonably be expected to serve as a basis for a decision not to renew (other than in respect of Franchises that have been renewed after receipt of such notice); and (ii) have no knowledge that such notice is to be received.

     3.5.  Real Property.  SCHEDULE 3.5 contains a list of all Real Property
           -------------
owned by Seller and all leases of Real Property to which Seller is a party as of the date hereof, but excluding easements, rights of way and similar interests in real property. As to the Real Property which is designated in SCHEDULE 3.5 as being owned by Seller, except as set forth in SCHEDULE 3.5, Seller has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all claims, liabilities, security interests, mortgages, pledges, conditions, conditional sales agreements, charges or other liens or encumbrances of any nature whatsoever, except for Permitted Encumbrances.

     3.6.  Title to Assets.  Seller or its affiliates have, and Seller will have
           ---------------
on the Closing Date, good and marketable title to all Assets (excluding leased assets), and has quiet enjoyment under all leasehold interests, and as of the Closing Date none of the Assets will be subject to any claims, liabilities, security interests, mortgages, pledges, conditions, conditional sales agreements, charges or other liens or encumbrances of any nature whatsoever, except for Permitted Encumbrances.

     3.7.  Contracts.  SCHEDULE 3.7 lists all Contracts in existence as of the
           ---------
date hereof except for: (i) subscription agreements with customers for the cable services provided by the Systems; (ii) oral employment arrangements terminable at will without penalty or severance obligation; (iii) miscellaneous service contracts terminable at will without penalty; (iv) any contracts with a remaining term of 12 months or less as of the Closing Date, none of which involves payment by Seller of more than $10,000 per year, or which, in the aggregate, involves payment by Seller of more than $50,000 per year or any material nonmonetary obligation; and (v) contracts with a remaining term of more than 12 months as of the Closing Date, none of which involves payment by Seller of more than $5,000 per year, or which, in the aggregate, involve payment by Seller of more than $25,000 per year, or any material nonmonetary obligations. Seller has delivered to Buyer true and complete copies of all written Contracts disclosed in SCHEDULE 3.7. To the knowledge of Seller, each of the Contracts listed on SCHEDULE 3.7 is in full force and effect and legally enforceable in accordance with its terms upon the other parties thereto. SCHEDULE 2.2 also sets forth a list of all bonds, letters of credit, indemnity agreements and similar instruments, and the amounts thereof, made or posted by Seller in favor of Franchising Authorities and other persons in connection with the Franchises and the Contracts.

     3.8.  Consents.  Except for the Consents described in SCHEDULE 3.8 and
           --------
Consents, which if not obtained would not have a Material Adverse Effect, no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to consummate this Agreement and the transaction contemplated hereby.

     3.9.  Complete Systems. Except for the Excluded Assets, the Assets comprise
           ----------------
all of the assets reasonably necessary to conduct the business and operations of the Systems as presently conducted.

     3.10. Information on Systems.
           ----------------------

           3.10.1. The Systems (i) pass by not fewer than 115,916 dwellings (as defined below); (ii) as of August 31, 1997, have at least 83,982 Equivalent Billing Units in the aggregate; and (iii) have the bandwidth capacity set forth on SCHEDULE 3.10.

           3.10.2. As used in this Section 3.10, "dwellings" means a home or other residential unit that can be legally serviced by the Systems by using no more than 300 feet of drop cable.

           3.10.3. As of the date hereof, the rates charged to customers for each class of service and categories of customers for the Systems are set forth in SCHEDULE 3.10.

           3.10.4. The Systems duly and properly carry and deliver the channels indicated in SCHEDULE 3.10. Seller has obtained all required FCC clearances for the operation of the Systems in all necessary aeronautical frequency bands.

     3.11.  Financial Statements.
            --------------------

            3.11.1. SCHEDULE 3.11 contains true and complete copies of (i) unaudited financial statements of the Systems containing balance sheets and statements of income as of December 31, 1996 and for the 12 months then ended; and (ii) unaudited balance sheets and statements of income of the Systems as of August 31, 1997 and for the eight-month period then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of statements of cash flows and footnotes and, with respect to the interim Financial Statements, subject to normal recurring year-end adjustments, which are not expected to be material in amount. The Financial Statements are in accordance with the books and records of the Systems and present fairly in all material respects the financial condition of the Systems and the results of operations for the periods ended on the respective dates of the Financial Statements.

            3.11.2. Seller does not have any liability or obligation related to the Assets or the Systems (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, consistently applied (including footnotes thereto), including, without limitation, any liability that might result from an audit of its tax returns, except for (i) the liabilities and obligations of Seller that are disclosed or reserved against in the Financial Statements, to the extent and in the amounts so disclosed or reserved against; and (ii) liabilities incurred or accrued in the ordinary course of business since the date of the most recent Financial Statements, and which do not in the aggregate have a Material Adverse Effect.

     3.12.  Employee Benefit Plans.
            ----------------------

            3.12.1. All of Seller's Employee Plans and Compensation Arrangements providing benefits to employees of the Systems as of the date of this Agreement are listed in SCHEDULE 3.12, and copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) and any amendments thereto have been made available to Buyer, along with copies of employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements that are presently utilized in connection with the operation of the Systems. Except as disclosed in SCHEDULE 3.12, there is not now in effect or to become effective after the date of this Agreement, any new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement which will affect the benefits of employees or former employees of the Systems.

            3.12.2. Each of Seller's Employee Plans and Compensation Arrangements has been administered without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

            3.12.3. Except as disclosed in SCHEDULE 3.12, Seller does not contribute to and is not required to contribute to any Multiemployer Plan with respect to its employees at the Systems.

            3.12.4. Seller is not aware of the existence of any governmental audit or examination of any of Seller's Employee Plans or Compensation Arrangements or of any facts that would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any such Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened with respect to any of such Employee Plan or Compensation Arrangements.

     3.13.  Labor Relations.  SCHEDULE 3.13 lists the names, positions and dates
            ---------------
of hire (and Seller has delivered to Buyer annual salary information accurate as of the date hereof) of all persons employed by Seller directly and principally in connection with the operation of the Systems. Except as disclosed in
SCHEDULE 3.13, Seller is not a party to or subject to any collective bargaining agreements with respect to the Systems. Seller has no written or oral employment arrangements with any employee of the Systems, other than (i) oral employment arrangements terminable at will without penalty or severance obligation; or (ii) those listed in SCHEDULE 3.7. All loans extended by Seller to employees of the Systems are disclosed on SCHEDULE 3.13.

     3.14.  Taxes, Returns and Reports. All federal, state and local tax returns
            --------------------------
required to be filed by Seller in connection with the operation of the Systems with respect to any federal, state or local taxes (the "TAXES") have been filed. Except as set forth in SCHEDULE 3.14, all Taxes which are due and payable or disputed in good faith have been properly accrued or paid or are being contested in good faith by appropriate proceedings. There are no legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any Taxes, penalties, interest or other charges, the liability for which could extend to Buyer as transferee of the Assets, and no event has occurred that could impose on Buyer any transferee liability for any Taxes, penalties or interest due or to become due from Seller.

     3.15.  Claims and Legal Actions.  Except as set forth in SCHEDULE 3.15, and
            ------------------------
except for any investigations and rule-making proceedings affecting the cable industry generally, there is (i) no legal action, counterclaim, suit, arbitration; (ii) to the knowledge of Seller, any claim or governmental investigation; or (iii) any other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller, threatened against or relating to the Assets or the business or operations of the Systems, other than those which would not have a Material Adverse Effect.

     3.16.  Environmental Matters.
            ---------------------

            3.16.1. To the best of Seller's actual knowledge without independent inquiry and except for such matters as would not individually or in the aggregate have a Material Adverse Effect, (i) the Real Property is free of all friable asbestos; (ii) there has been no reportable quantity of any Hazardous Substance on the Real Property, nor has any reportable quantity of any Hazardous Substance been released, used, treated or disposed in, into, on, over or under the Real Property except, in each case, for such substances which are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to Seller's, as to which Seller is in compliance with all applicable Environmental Law; (iii) Seller is in past and current compliance with, are not in violation of, and have no liability under, Environmental Law; and (iv) except as set forth on SCHEDULE 3.16, there are no tanks on or below the surface of the Real Property.

            3.16.2. Seller has not received any written notice from any governmental authority indicating that the Real Property or any property adjacent thereto has been or may be placed on any federal or state "Superfund" or "Superlien" list.

            3.16.3. To the best of Seller's actual knowledge without independent inquiry and except for such matters as would not individually or in the aggregate have a Material Adverse Effect, (i) Seller has no liability relating to Seller's ownership or operation of the Systems for any illness or personal injury to any employee other than such matters for which claims have been filed under applicable workers' compensation regulations (and to the best of Seller's actual knowledge, there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability); and (ii) Seller has not exposed any employee to any Hazardous Substance.

            3.16.4. As used in this Agreement, the term "HAZARDOUS SUBSTANCES" includes any substance heretofore or hereafter designated as "hazardous" or "toxic", including, without limitation, petroleum and petroleum related substances, or having characteristics identified as "hazardous" or "toxic" under any Environmental Law. As used hereunder, the term "ENVIRONMENTAL LAW" shall include (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., (iv) the Clean Air Act, 42 U.S.C.
Section 7401, et seq., (v) Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., (vi) Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) Rivers and Harbors Act of 1899, 33 U.S.C. Section 401 et seq., (viii) Endangered Species Act of 1973, 16 U.S.C. Section 1531 et seq., (ix) Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and (x) the Community Right to Know Act, 42 U.S.C. Section 11001, et seq., all as amended, and all other laws, rules and regulations of any federal, state or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

     3.17.  Compliance with Laws.  Seller has complied and is in compliance with
            --------------------
all federal, state and local laws, rules, regulations and ordinances applicable to the Systems, except for such noncompliance which would not have a Material Adverse Effect.

     3.18.  Conduct of Business in Ordinary Course.  Except as set forth on
            --------------------------------------
SCHEDULE 3.18, since August 31, 1997, Seller has conducted the business and operations of the Systems only in the ordinary course and has not suffered any changes, events or conditions other than matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets), none of which has a Material Adverse Effect.

     3.19.  FCC and Copyright Compliance.
            ----------------------------

            3.19.1. Seller is permitted under all applicable FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to customers of the Systems (the "SIGNALS") presently being carried to the customers of and by the Systems and to utilize all carrier frequencies generated by the operations of the Systems, and are licensed to operate all the facilities required by law to be licensed, including without limitation, any business radio and any cable television relay service system, being operated as part of the Systems. Except as provided in SCHEDULE 3.19, Seller's operation of the Systems and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the Systems, is in compliance with the FCC's rules and regulations and the provisions of the Cable Act, except for such noncompliance which would not have a Material Adverse Effect. All reports required by the FCC to be filed and fees required to be paid to the FCC for each System for the most recent reporting or filing period for which such reports or payments are due: (i) are materially true and correct; and (ii) have been timely filed. Seller makes available to customers of the Systems and third parties all equipment and facilities required under any applicable federal, state and local laws, rules, regulations and ordinances. Seller is covered by Seller's parent company, Cox Communications, Inc.'s, participation in the industry-wide settlement concerning music licensing fees. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to the effect of the cable television industry-wide dispute concerning music licensing fees.

            3.19.2. All statements of account and other documents and instruments for the Systems have been submitted, and all royalties, supplemental royalties, fees and other sums for the Systems have been paid in full to the U.S. Copyright Office under the Copyright Act of 1976, as amended (the "COPYRIGHT ACT"), as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. The Systems are in compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office, except for such noncompliance which would not have a Material Adverse Effect and except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the Systems. To the knowledge of Seller, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made with respect to the Systems.

            3.19.3. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems and are listed in SCHEDULE 3.4. The towers are being operated in compliance with applicable FCC and FAA rules, except for such noncompliance which would not have a Material Adverse Effect.

            3.19.4. As of the date of this Agreement and to the actual knowledge of Seller without independent inquiry and except as disclosed on
SCHEDULE 3.19: (i) Seller is currently the only person providing or intending to provide wireline or wireless cable television services or similar video programming or related services within all or part of the geographic area served by the Systems; and (ii) no person other than Seller has been granted a presently valid cable television franchise or has a pending application for a cable television franchise in any of the geographic areas presently served by the Systems.

     3.20.  Cure.  For all purposes under this Agreement, the existence or
            ----
occurrence of any events or circumstances that constitute or cause a breach of a representation or warranty of Seller made in this Agreement (including, without limitation, the schedules hereto) on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER
     ---------------------------------------

     Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

     4.1.   Organization, Standing and Authority. Buyer is a limited partnership
            ------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and is, or will be prior to Closing, qualified to conduct business as a foreign limited partnership in the State of Ohio. Buyer has the requisite partnership power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

     4.2.   Authorization and Binding Obligation. Buyer has the partnership
            ------------------------------------
power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All general, limited and other partnership action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken and such partnership action has not been rescinded, repealed or amended. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally; and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3.   Absence of Conflicting Agreements.  The execution, delivery and
            ---------------------------------
performance of this Agreement by Buyer will not violate the Certificate of Limited Partnership or Limited Partnership Agreement of Buyer, or subject to compliance with the HSR Act and obtaining any Consents listed on SCHEDULE 3.8,
(i) require the consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or, except as described on SCHEDULE 4.3, any other third party; (ii) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality; or (iii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Assets.

     4.4.   Claims and Legal Actions.  Except for any investigations and rule-
            ------------------------
making proceedings affecting the cable industry generally, there is (i) no legal action, counterclaim, suit, arbitration; (ii) to the knowledge of Buyer, any claim or governmental investigation; or (iii) any other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Buyer, threatened against Buyer or any of its affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

     4.5.   Qualification.   Buyer knows of no reason why it cannot become the
            -------------
franchisee pursuant to the Franchises and to its knowledge has the requisite qualifications to own and operate the Systems in the manner in which they are currently operated by Seller.

     4.6.   Cure.  For all purposes under this Agreement, the existence or
            ----
occurrence of any events or circumstances that constitute or cause a breach of a representation or warranty of Buyer made in this Agreement (including, without limitation, the schedules hereto) on the date such representation or warranty is made shall not constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date.

5.   COVENANTS OF THE PARTIES
     ------------------------

     5.1.   Conduct of the Business of the Systems.  Except as contemplated by
            --------------------------------------
this Agreement, disclosed on SCHEDULE 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Seller shall operate the Systems in the ordinary course of business in accordance with past practices and, without limitation of the foregoing, shall do the following:

            5.1.1. Seller shall use commercially reasonable efforts (i) to preserve the business of the Systems and Assets intact and to preserve the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Systems; and (ii) to retain the services of the employees of the Systems;

            5.1.2. Seller shall not (i) sell, lease, hypothecate, transfer or otherwise dispose of any of the Assets, other than dispositions in the ordinary course of business of assets where suitable replacements have been made therefor or where such assets are no longer used in the ordinary course of business; (ii) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Systems (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business or one-time bonuses to induce employees to remain employed with Seller through the Closing
Date); (iii) provide for any new and material pension, retirement or other employment benefits for employees of the Systems or any material increase in any existing benefits (other than as required by law); (iv) add, delete or reposition any signal or programming service currently carried on any System, or implement any retiering or repackaging of cable television programming offered by the Systems, except as may be required by applicable law; or (v) take or agree to take any of the foregoing actions or any actions that would (A) make any representation or warranty of Seller contained in this Agreement untrue or incorrect as of the Closing Date or (B) result in any of the conditions to Closing in this Agreement not being satisfied;

            5.1.3. Seller shall pay all material obligations relating to the Systems as they become due, consistent with past practices;

            5.1.4. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement;

            5.1.5. Seller shall maintain all of the Assets in reasonable condition (ordinary wear and tear excepted), consistent with their overall condition on the date of this Agreement, and shall use, operate and maintain all of the Assets in a reasonable manner;

            5.1.6. Seller shall maintain inventories at levels consistent with past practices;

            5.1.7. Seller shall not enter into any contract or commitment, except for any contract or commitment entered into in the ordinary course of business and that involves liabilities under such contract or commitment such that it would not be required to be disclosed pursuant to Section 3.7 hereof;

            5.1.8. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance upon the Assets, except for Permitted Encumbrances;

            5.1.9. Seller shall not change customer rates for any tier of service or charges for remotes or installation, or change billing, disconnect, promotional or marketing practices;

            5.1.10. Seller shall continue to make capital expenditures through the Closing Date consistent with Seller's existing budgets and implemented in the ordinary course of its business, which budgets provide for aggregate capital expenditures for the Systems of $5,400,000 for the period from January 1, 1997 through February 28, 1998; and

            5.1.11. Seller shall use its commercially reasonable efforts not to cause or permit, by any act or failure to act, any of the Franchises to expire or to be revoked, suspended or modified, or take any action that could reasonably be expected to cause any governmental authority to institute proceedings for the suspension, revocation or material adverse modification of any Franchise, and Seller shall timely file appropriate requests for renewal pursuant to Section 626(a) of the Communications Act with respect to any Franchise as to which such request may be filed pursuant to said Section 626(a). With respect to any renewal proceedings, Seller shall promptly respond to any requests for proposals and will diligently pursue such renewal. Buyer shall reasonably cooperate with Seller with respect to the foregoing.

     5.2.   Access to Information.  Seller shall allow Buyer and its authorized
            ---------------------
representatives reasonable access upon reasonable advance notice at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Systems for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Systems as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of Seller's business.

     5.3.   Insurance. Seller shall maintain all insurance policies currently in
            ---------
effect with respect to the Systems until the Closing Date.

     5.4    Notice of Subsequent Events. Each party agrees to promptly notify
            ---------------------------
the other of any circumstance, event or action by it or otherwise (i) that, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence or taking of which would result in any of its representations and warranties in this Agreement not being true and correct in all material respects at Closing, and, with respect to clause (ii), to use its commercially reasonable efforts to remedy the same.

     5.5.   Delivery of Financial Information.  Seller shall furnish to Buyer
            ---------------------------------
within 30 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense for the month previously ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. The income statements delivered by Seller to Buyer pursuant to this Section shall be in accordance with the books and records of the Systems and shall present fairly in all material respects the results of operations of the Systems for the year-to-date periods then ended. Promptly after the preparation thereof, Seller shall deliver to Buyer copies of any other financial statements, subscriber counts and other operational data regularly prepared by Seller for its internal use; provided that Seller shall not be required to make and shall not be deemed to make any representation or warranty concerning any such information delivered to Buyer (other than the information furnished to Buyer is a true and complete copy of the information prepared by Seller for its internal use).

     5.6.   Additional Financial Information.
            --------------------------------

            Buyer acknowledges that Seller has prepared certain financial statements relating to the Systems which statements have been audited by Deloitte & Touche and delivered to Buyer for inclusion in the Prospectus and other Securities and Exchange Commission ( "SEC") filings related to the Buyer's offer of 11 7/8% Senior Discount Notes Due 2007 (the "OFFERING"). At Buyer's request, if required by the SEC, Seller shall prepare certain other financial statements (which financial statements, together with those already prepared, audited and delivered to Buyer for inclusion in the Offering documentation, hereinafter referred to as the "ADDITIONAL FINANCIAL STATEMENTS") relating to the Systems for use in connection with the Offering, and if required by the

SEC, to have such financial statements audited. Buyer agrees to (i) pay promptly upon receipt of invoices the cost of the audits and preparation of any of the Additional Financial Statements, which shall include fees of Seller's independent auditors, including the fees of Seller's independent auditors for the preparation of comfort letters delivered in connection therewith, as well as the reasonable and actual costs of Seller's accountants' preparation of any such Additional Financial Statements; and (ii) use the Additional Financial Statements solely and exclusively for the Offering. Buyer agrees to indemnify and hold Seller and its affiliates and their respective directors, officers, employees and agents harmless from any loss or expense incurred by any of them arising out of the Offering (other than claims relating to the accuracy of the Additional Financial Statements themselves). The parties agree that the procedures for indemnification contained in Section 9.4 shall apply to any claims for indemnification under the preceding sentence; provided, however, that the other provisions of Article 9 (in particular, Section 9.5) shall not apply thereto.

     5.7.   Confidentiality. Each party shall keep secret and hold in confidence
            ---------------
for a period of three years following the date hereof, any and all information relating to the other party that is proprietary to such other party, other than the following: (i) information that has become generally available to the public other than as a result of a disclosure by such party; (ii) information that becomes available to such party or an agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (iii) information that is required to be disclosed by applicable law, judicial order or the rules and regulation of the SEC in connection with the offering and sale of any securities of such party or affiliates of such party, (iv) information that is required to be disclosed pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded; and (v) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents; provided, however, in connection with disclosure of confidential information under (iii), (iv) and (v) hereof, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material.

     5.8.   Publicity.  Neither party hereto will issue any press release or
            ---------
otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other, except as may be required by applicable laws, in which event the party required by law to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     5.9.   Premerger Notification. As soon as practicable after the execution
            ----------------------
of this Agreement, Buyer and Seller shall each make any and all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with respect to the transactions contemplated hereby. The parties shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions pursuant to the provisions of the HSR Act. If the Federal Trade Commission or the Department of Justice requests additional information from the parties or imposes any condition upon the transactions contemplated hereby, the parties will cooperate with each other, the Federal

Trade Commission and the Department of Justice; provided, however, that nothing herein shall compel any party to comply with any condition imposed upon such party that is materially adverse to that party's interests as determined by such party in the exercise of its reasonable business judgment.

     5.10.  Consents.  Following the execution hereof, Seller shall make such
            --------
applications to the Franchising Authorities and other third parties whose Consents are listed on SCHEDULE 3.8 required for the consummation hereof, and shall otherwise use its commercially reasonable efforts to obtain the Consents as expeditiously as possible, but in no event shall Seller be required, as a condition of obtaining such Consents, to expend any monies on, before or after the Closing Date (except as may be required to cure any default by Seller under any Franchise or Contract and professional fees and expenses incurred in connection with the efforts to obtain such Consents), or to offer or grant any accommodations or concessions materially adverse to Seller. The parties agree to use commercially reasonable efforts to obtain consents to the transfer of the Franchises in substantially the form attached hereto as Exhibit B. Seller shall
                                                        ---------
not agree to any materially adverse change in any Franchise as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise unless Buyer shall otherwise consent; provided, however, that Buyer, and not Seller, shall bear the cost and expense (other than that incurred in curing any default by Seller under any Franchise or Contract) of any conditions imposed by Franchising Authorities on Franchise transfers to which Buyer has consented. Buyer shall use its commercially reasonable efforts to promptly assist Seller and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such Consents and shall cooperate with Seller in the preparation, filing and prosecution of such applications as may reasonably be necessary. Due to the difference in size and operating history between Seller and Buyer, Buyer acknowledges that Franchising Authorities and third parties to Contracts may impose bond, letter of credit, indemnity and insurance requirements and modify or impose penalty provisions and other similar provisions to the appropriate Franchise or Contract as a condition to giving their consent to assignment or transfer thereof. Notwithstanding anything to the contrary contained in this Section 5.10, Buyer shall be obligated to accept any such conditions as long as the requirements are reasonable and customary in the industry for similarly situated cable system operators in terms of size and financial and operating qualifications. Buyer agrees that it shall not, without the prior written consent of Seller (which may be withheld at Seller's sole discretion), seek amendments or modifications to existing Franchises or Contracts prior to the Closing Date. Buyer shall, at Seller's request, promptly furnish Seller with copies of such documents and information with respect to Buyer, including financial information and information relating to the cable and other operations of Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any of the Consents or as may be reasonably requested by any person in connection with any Consent. Seller shall provide Buyer with copies of all Consents as they are received by Seller.

     5.11.  Cooperation.  Buyer and Seller shall cooperate fully with each other
            -----------
and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this

Agreement, and otherwise use diligent efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder.

     5.12.  Taxes, Fees and Expenses. Buyer, on the one hand, and Seller, on the
            ------------------------
other hand, shall each pay 50% of all sales, use, transfer or purchase taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transactions contemplated herein; provided, however, that Buyer shall pay all filing fees for the premerger notification under the HSR Act. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants (except as provided in Section 5.6), agents and other representatives.

     5.13.  Brokers.  Buyer and Seller each represents and warrants to the other
            -------
that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement. The parties mutually agree that each shall bear one-half of any fees that they agree are owed to Daniels & Associates. Buyer agrees to indemnify and hold harmless Seller against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by it, and Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by it.

     5.14.  Risk of Loss.
            ------------

            5.14.1. The risk of loss, damage or destruction to the Systems from fire, theft or other casualty or cause shall be borne by Seller at all times up to completion of the Closing. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of the Assets from fire, casualty or other cause prior to the Closing, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage related thereto.

            5.14.2.  Notwithstanding any other provision contained in this
Agreement:

                           (i)   In the event there is damage to the Systems
equal to or greater than $5,000,000 which is not repaired, replaced or restored prior to the Closing, Buyer, at its sole option upon 10 days' prior written notice to Seller: (A) may elect to consummate the Closing and accept the Assets in their then condition, in which event Seller shall pay or assign to Buyer all proceeds of insurance theretofore received or to be received covering the Assets involved, and the purchase price shall be reduced by an amount equal to any applicable insurance deductible; or (B) may rescind this Agreement and declare it of no further force and effect, in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void and the parties shall have no further liability to each other.

                           (ii)  If the damage sustained is less than
$5,000,000, this Agreement shall remain in full force and effect and the purchase price shall be reduced by an amount equal to the amount of such damage, and Seller shall retain all proceeds of insurance theretofore received or to be received covering the Assets involved.

     5.15.  Employee Benefit Matters.
            ------------------------

            5.15.1. Buyer shall have no obligation to employ any of Seller's employees employed at the Systems. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee, including, without limitation, wages, salaries, sick pay, accrued vacation, employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination. Buyer, which shall have no obligation to hire any of Seller's employees, agrees that it will provide Seller with notice of which employees of the Systems Buyer intends to hire at least 60 days before the Closing Date. Except to the extent specifically provided in this Agreement, Buyer shall not assume or accept any obligation or liability under any Employee Plan or Compensation Arrangement. Notwithstanding the foregoing, for each of Seller's employees, to the extent Buyer shall have received an adjustment pursuant to Section 2.5.1, Buyer shall honor all accrued vacation not taken by such employee for the calendar year in which the Closing occurs to the extent such accrued vacation does not exceed that awarded to Buyer's other employees pursuant to Buyer's standard vacation accrual and year-end carryover policy.

            5.15.2. As of the Closing Date, Seller shall terminate employment of all employees of Seller engaged in the operations of the Systems that Buyer has given notice it intends to hire pursuant to Section 5.15.1 above.

            5.15.3. Buyer shall offer health plan coverage, to all of the full-time employees of the Systems which Buyer elects to hire as of the Closing Date on terms and conditions generally applicable to all of Buyer's full-time employees. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all such employees of the Systems covered by the Seller's health care plan as of the Closing Date (other than preexisting conditions which were excluded by Seller's health care plan) and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligation limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to employees of the Systems employed by Buyer as of the Closing Date.

            5.15.4. For each employee of the Systems who Buyer hires on the Closing Date, Buyer shall give past service credit for all crediting purposes under each of its employee benefit plans that, on or after the Closing Date, provides coverage to employees of the Systems employed by Buyer as of the Closing Date to the same extent such employment service was credited for similar purposes under Seller's employee benefit plans prior to the Closing Date.

            5.15.5. In accordance with the provisions of Internal Revenue Service Revenue Procedure 96-60, Buyer shall assume the obligation to make all Form W-2 income tax report filings for the calendar year in which the Closing Date occurs, and Seller shall be relieved from making any such filings with respect to the employees of the Systems that are employed by Buyer as of the Closing Date. Seller shall provide to Buyer all information, including withholding certificates, as may be reasonably requested by Buyer to accomplish Buyer's obligations in this Section 5.15.5.

            5.15.6. Within a reasonable period of time after the Closing Date, Seller shall cause to be transferred from the Cox Communications, Inc. Savings and Investment Plan ("COX 401(K) PLAN") to Buyer's 401(k) plan an amount equal to the aggregate account balances held in the Cox 401(k) Plan as of the date of transfer with respect to all employees of the Systems that are hired by Buyer as of the Closing Date ("Hired Employees"); provided, that Buyer shall be obligated to accept as a part of such transfer any promissory notes with respect to all Hired Employees that have taken participant loans from the Cox 401(k) Plan that are outstanding as of the Closing Date. Prior to the date of such transfer, and as preconditions thereto: (i) Buyer shall deliver to Seller a copy of the most recently-issued IRS determination letter (or other proof reasonably satisfactory to counsel for Seller) that Buyer's 401(k) plan is qualified under the Code; and
(ii) Seller shall deliver to Buyer a copy of the most recently-issued IRS determination letter (or other proof reasonably satisfactory to counsel for Buyer) that the Cox 401(k) Plan is qualified under the Code. Seller shall not take any action with respect to the Cox 401(k) Plan to create a right on behalf of the affected employees to distribution of plan assets from the Cox 401(k) Plan prior to such transfer. Subsequent to the transfer of assets to Buyer's 401(k) Plan, neither Seller nor the Cox 401(k) Plan shall retain any liability with respect to the employees on whose behalf the assets were transferred to provide them with benefits in accordance with the terms of the Cox 401(k) Plan. Seller and Buyer agree to cooperate with respect to any government filing, including, but not limited to, the filing of IRS Form 5310-A, if necessary, to effect the transfer of assets contemplated by this Section 5.15.6.

            5.15.7. Promptly upon Seller's written request, Buyer shall reimburse Seller for the total amount of severance payments that Seller is obligated to pay, pursuant to the severance benefits plan disclosed on SCHEDULE 3.12, to Seller's employees as to which Buyer notifies Seller, pursuant to
Section 5.15.1 above, that it intends to hire at Closing, if Buyer fails to hire any such employees on the Closing Date.

     5.16.  Bonds, Letters of Credit, Etc.  Buyer shall take all reasonably
            -----------------------------
necessary steps, and execute and deliver all reasonably necessary documents, to insure that on the Closing Date Buyer has delivered such bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such franchisors and other persons requiring the same in connection with the Franchises and the Contracts.

     5.17.  Noncompetition. Seller covenants and agrees that, unless Buyer shall
            --------------
otherwise give its prior written consent, for a period of three years from the Closing Date neither it nor any of its affiliates will own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline video cable television system, multipoint distribution system, multichannel multipoint distribution system or cable satellite master antenna television system within the area currently serviced by the Systems. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict (i) Seller or its affiliates from holding an ownership interest in or participating in the management or operations of, or acting as distributor for, PrimeStar Partners, L.P., its successors and assigns, presently offering direct broadcast satellite service nationwide, including within the area currently served by the Systems; or (ii) the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotations System, which (A) constitutes less than 5% of the outstanding voting stock of such company, (B) does not constitute control over such company and (C) is held solely for investment purposes.

     5.18.  Title Insurance. Seller shall cooperate with Buyer if Buyer elects
            ---------------
to obtain title insurance policies on any Real Property owned in fee or leased. Buyer shall have the sole responsibility for obtaining and paying for such policies. The parties agree that the obtaining of title insurance on any Real Property shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

     5.19.  Consents; Actions.  Following the execution hereof, Buyer shall use
            -----------------
its commercially reasonable efforts to obtain the consents listed on SCHEDULE
4.3 as expeditiously as possible. Buyer shall not take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

     5.20.  Billing Services.
            ----------------

            5.20.1. At Buyer's reasonable request prior to the Closing Date, Seller shall commence the process of converting Seller's customer billing systems used in the operation of the Systems to the CSG billing system, or an alternative billing system if Buyer so chooses ("BILLING CONVERSION"). Seller shall provide reasonable cooperation and support to Buyer in connection with the Billing Conversion, including, without limitation, reasonable access to all data and information necessary for conversion planning purposes. Buyer agrees to fully reimburse Seller for all of its out-of-pocket costs incurred directly pursuant to the Billing Conversion, including, but not limited to, equipment purchases, installation, testing and training.

            5.20.2 The parties agree that the billing for the Systems' customers under the Seller's existing billing system shall not be discontinued or cut over to the CSG billing system (the "CUT-OVER DATE") until on or after the Closing Date. If the Cut-over Date is after the Closing Date, at Buyer's request, Seller shall provide to Buyer customer billing services, excluding lockbox services ("BILLING SERVICES") in connection with the Systems for a period of up to three months after the Closing Date, at a rate of $0.75 per customer per month to allow for the conversion of existing billing arrangements.

            5.20.3. To facilitate Buyer's access to Seller's customer billing system, for a period of one month following the Billing Conversion, Seller shall permit Buyer to use certain computer and communications equipment located at the System and used to access Seller's customer billing system, including the material items listed on SCHEDULE 2.2; provided, however, that any charges related thereto (e.g., communication charges) shall be borne by Buyer. At the end of such one-month period or such earlier time as Buyer has completed the transition to Buyer's customer billing system, Buyer shall return to Seller such equipment.

     5.21.  Copyright Statements of Account.  If Closing occurs on or before
            -------------------------------
December 31, 1997, Seller will assist Buyer with the preparation and timely filing of the Copyright Statements of Account for the Systems due for the second accounting period of 1997 and shall provide any documentation necessary, useful or reasonably requested by Buyer in the preparation of the Copyright Statements of Account or the calculation of the royalty fee required thereunder. If Closing occurs after December 31, 1997, Seller shall be responsible for preparing and filing the Copyright Statements of Account for the Systems due for the second accounting period of 1997.

     5.22.  Rate Forms.  For a period of three years from the Closing at Buyer's
            ----------
request, Seller agrees to reasonably cooperate with Buyer by providing copies of rate-related documentation (e.g., FCC forms and related exhibits, correspondence and work papers) prepared by Seller or received from the FCC and/or any Franchising Authorities and relating to rates charged to customers of the Systems in order to permit Buyer to defend and support rates charged to the customers of the Systems.

     5.23.  Regional Office Lease.  Buyer shall have the option to assume that
            ---------------------
certain Lease Agreement (the "LEASE") dated July 30, 1993, between Seller (as successor to Times Mirror Cable Television of Ohio, Inc.) and Southgate Company Limited Partnership ("LESSOR") pursuant to which Seller leases office space at 1935 Tamarack Road, Newark, Ohio. Buyer acknowledges that the assignment and assumption of the Lease requires Lessor's prior written consent and therefore agrees to notify Seller before November 1, 1997 if Buyer desires to assume the Lease. If Buyer elects to assume the Lease, the parties agree that the requirements of Section 5.10 shall apply with respect to their respective obligations to obtain Lessor's consent; provided, however, that the parties agree that in no event shall obtaining Lessor's consent be a condition to Closing.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE
     ----------------------------------------------------------------

     6.1.   Conditions Precedent to Obligations of Buyer to Close.  The
            -----------------------------------------------------
obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions:

            6.1.1.   Representations and Warranties.  All representations and
                     ------------------------------
warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except for changes contemplated by this Agreement.

            6.1.2.   Covenants and Conditions. Seller shall have in all material
                     ------------------------
respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            6.1.3.   No Injunction, Etc. No action, suit or other proceeding
                     ------------------
shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby which if successful would have a Material Adverse Effect.

            6.1.4.   Approvals. The waiting period specified under the HSR Act
                     ---------
shall have lapsed or been terminated.

            6.1.5.   Consents. All Consents required from any Franchising
                     --------
Authority and each other Consent designated on SCHEDULE 3.8 with an asterisk "*" as being a material Consent shall have been duly obtained and delivered to Buyer and shall not have been amended, rescinded or repealed, provided that this
Section 6.1.5 shall not apply to any (i) FCC Consent to any business radio license which Seller reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto or (ii) any Consent with respect to any pole attachment or conduit contract, if Buyer has executed a new contract with the respective pole company or that if such pole company has indicated in writing that it is willing to execute a new contract with Buyer on terms that are not financially more burdensome than those contained in the contract with Seller to be replaced thereby, or on such other terms and conditions as are currently reasonable and customary in the industry.

            6.1.6.   Annualized Operating Cash Flows. Annualized Operating Cash
                     -------------------------------
Flows estimated for purposes of the calculation of the Base Price pursuant to
Section 2.3 hereof shall be no less than $18,600,000.

            6.1.7.   Deliveries. Seller shall have made or stand willing and
                     ----------
able to make all the deliveries to Buyer set forth in Section 7.2.

            6.1.8.   Material Adverse Change. Between the date of this Agreement
                     -----------------------
and the Closing Date, there shall have been no material adverse change in the financial condition of the Systems, taken as a whole, other than matters affecting the cable television industry generally (including without limitation legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets).

     6.2.   Conditions Precedent to Obligations of Seller to Close.  The
            ------------------------------------------------------
obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:

            6.2.1.   Representations and Warranties.  All representations and
                     ------------------------------
warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent changes are permitted or contemplated pursuant to this Agreement.

            6.2.2.   Covenants and Conditions.  Buyer shall have in all material
                     ------------------------
respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            6.2.3.   No Injunction, Etc. No action, suit or other proceeding
                     ------------------
shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby which if successful would have a material adverse effect on the financial condition of Seller and Cox Communications, Inc..

            6.2.4.   Approvals. The waiting period specified under the HSR Act
                     ---------
shall have lapsed or been terminated.

            6.2.5.   Consents. All consents listed on SCHEDULE 4.3 shall have
                     --------
been duly obtained and delivered to Seller and shall not have been amended, rescinded or repealed.

            6.2.6.   Deliveries. Buyer shall have made or stand willing and able
                     ----------
to make all the deliveries set forth in Section 7.3.

7.   CLOSING AND CLOSING DELIVERIES
     ------------------------------

     7.1.   Closing.  The Closing shall take place at 10:00 a.m. on a date to be
            -------
selected by Buyer and identified in a written notice to Seller received by Seller at least 15 business days before the date selected by Buyer after the conditions set forth in Sections 6.1 and 6.2 hereof shall have been satisfied, or on such other date as Buyer and Seller may mutually agree, but in no event will the Closing be held earlier than November 30, 1997 or later than February 28, 1998 and, in no event will the Closing occur on any day other than the last business day of the month; provided, however, that (i) Buyer will reasonably cooperate in scheduling an alternate Closing Date if Seller promptly informs Buyer that the date selected by Buyer conflicts with other important commitments of Seller, and (ii) if the Closing Date is not identified in accordance with this sentence, the Closing shall occur at 10:00 a.m. on February 28, 1998 (the date upon which the Closing occurs is referred to as the "CLOSING DATE"). The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, Suite 1600, One Ravinia Drive, Atlanta, Georgia 30346, or the Closing will be conducted by mail or at such other place (including the offices of counsel for Buyer's lenders) and time as the parties may agree. Notwithstanding the foregoing, the parties agree that if the last business day of the month is not the last calendar day, the Closing shall be effective as of 11:59 p.m. on the last calendar day of such month, and if the parties mutually agree to close on some day other than the last business day of a month, they shall also agree on the effective time of such Closing.

     7.2.   Deliveries by Seller.  Prior to or on the Closing Date, Seller shall
            --------------------
deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

            7.2.1.   Transfer Documents.  Duly executed warranty bills of sale,
                     ------------------
limited or special (but not general) warranty deeds (subject to all matters of record which constitute Permitted Encumbrances), motor vehicle titles (or lease transfer and assumption documents with respect to leased vehicles), assignments and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, conditional sales agreements, charges or other liens or encumbrances of any nature whatsoever, except for Permitted Encumbrances.

            7.2.2.  Consents. The original of each Consent listed on SCHEDULE
                    --------
3.8 subject to Section 6.1.5;

            7.2.3.   Officer's Certificate. A certificate, dated as of the
                     ---------------------
Closing Date, executed by the President or a Vice President of Seller, certifying after due inquiry, but without personal liability: (i) that the representations and warranties of Seller contained in this Agreement are true and complete at and as of the Closing Date as though made on and as of such time, except for changes contemplated by this Agreement and other than misrepresentations and breaches of warranties which in the aggregate do not have a material adverse effect on the financial condition of the Systems taken as a whole; (ii) that Seller has, in all material respects, performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

            7.2.4.   Secretary's Certificate. A certificate, dated as of the
                     -----------------------
Closing Date, executed by the Secretary of Seller, without personal liability:
(i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of each signatory to this Agreement executed by Seller; and

            7.2.5.   Opinions of Counsel. Opinions of Seller's counsel dated as
                     -------------------
of the Closing Date, substantially in the forms attached hereto as Exhibit C and
                                                                   ---------
Exhibit D.
---------

     7.3.   Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall
            -------------------
deliver to Seller the following, in form and substance reasonably satisfactory to Seller and their counsel:

            7.3.1.   Purchase Price. The Purchase Price as provided in Section
                     --------------
2.4;

            7.3.2.   Consents. The original of each consent listed on SCHEDULE
                     --------
4.3.

            7.3.3.   Assumption Agreements. Appropriate assumption agreements
                     ---------------------
(the "ASSUMPTION AGREEMENTS") in form reasonably satisfactory to Buyer pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Franchises and Contracts arising on or after the Closing Date;

            7.3.4.   Officer's Certificate. A certificate, dated as of the
                     ---------------------
Closing Date, executed by the President or a Vice President of Buyer, certifying after due inquiry, but without personal liability (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Buyer has, in all material respects, performed all of its obligations and complied with all of its material covenants set forth in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

            7.3.5.   Secretary's Certificate. A certificate, dated as of the
                     -----------------------
Closing Date, executed by a senior officer of Buyer, without personal liability:
(i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of each signatory to this Agreement executed by Buyer; and

            7.3.6.   Opinion of Counsel. An opinion of Buyer's counsel dated as
                     ------------------
of the Closing Date, substantially in the form attached hereto as Exhibit E.
                                                                  ---------

8.   TERMINATION
     -----------

     8.1.   Method of Termination.  This Agreement constitutes the binding and
            ---------------------
irrevocable agreement of the parties to consummate the transactions contemplated hereby, subject to and in accordance with the terms hereof, the consideration for which is (i) the covenants, representations, warranties and agreements set forth in this Agreement; and (ii) the expenditures and obligations incurred and to be incurred by Buyer on the one hand, and by Seller, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

            8.1.1. By the mutual consent of Seller and Buyer or by Seller or Buyer in the event of the notification by the Federal Trade Commission or the Department of Justice of the intent of either agency to seek to enjoin the transaction contemplated by this Agreement;

            8.1.2. By Buyer after February 28, 1998, if any of the conditions precedent set forth in Section 6.1 hereof, to which the obligations of Buyer are subject, have not been fulfilled or waived, and provided that the Buyer is in material compliance with this Agreement and provided that the failure to fulfill such condition is not a result of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement; or

            8.1.3. By Seller after February 28, 1998, if any of the conditions precedent set forth in Section 6.2 hereof, to which the obligations of Seller are subject, have not been fulfilled or waived, and provided that the Seller is in material compliance with this Agreement and provided that the failure to fulfill such condition precedent is not a result of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Seller contained in this Agreement.

     8.2.   Remedies.
            --------

            8.2.1.   In the event of a termination of this Agreement pursuant to
Section 8.1.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.

            8.2.2. In the event the Closing does not occur on or before February 28, 1998 by reason of the failure of a condition precedent to Buyer's obligations hereunder as set forth in Section 6.1 hereof as a result of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Seller contained in this Agreement, provided that the failure to fulfill such condition is not a result of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, Buyer shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

            8.2.3. In the event of a termination of this Agreement by Seller pursuant to Section 8.1.3 hereof as a result of a failure of any condition precedent to Seller's obligations hereunder resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, Seller shall have the right to receive from Buyer the sum of $10,000,000 (the "LIQUIDATED DAMAGES AMOUNT"). The parties acknowledge and agree that: (A) Seller's damages as a result of any such failure to consummate the transactions contemplated herein at Closing are impossible to determine precisely; (B) the Liquidated Damages Amount is a reasonable estimate of the damages suffered by Seller as a result of a termination pursuant to clauses (i) or (ii), and is not a penalty; (C) the Liquidated Damages Amount shall constitute liquidated damages and, absent fraud on the part of Buyer, Seller's sole remedy at law and in equity with respect to a termination pursuant to this Section 8.2.3; and (D) upon Seller's receipt of the Liquidated Damages Amount, this Agreement shall be deemed canceled and terminated and Seller and Buyer shall have no further recourse against each other (or any of their respective shareholders, officers, directors, employees or affiliates).

9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
     --------------------------------------------------------------

     9.1.   Representations and Warranties.  All representations, warranties,
            ------------------------------
covenants and agreements contained in this Agreement or in documents or instruments delivered pursuant hereto shall be deemed continuing representations, warranties, covenants and agreements, and shall survive the Closing Date for a period ending on the first anniversary of the Closing Date unless a longer period of survival is otherwise provided for in this Agreement; provided, however, that (i) the representations and warranties regarding title to the Assets contained in Sections 3.5 and 3.6 shall survive indefinitely and
(ii) the representations, warranties and covenants set forth in Sections 3.16, 3.19, 5.11 and 5.13 shall survive through the expiration of all statutes of limitation applicable to any claim or right of action pursuant thereto. The written assertion of any claim by Buyer or Seller against the other hereunder with respect to the breach or alleged breach of any representation or warranty shall extend the period during which such representation and warranty survives through the date such claim is resolved.

     9.2.   Indemnification by Seller.  Seller shall indemnify and hold Buyer
            -------------------------
harmless against and with respect to, and shall reimburse Buyer for:

            9.2.1. Any and all losses, liabilities, damages and expenses, including, without limitation, reasonable legal fees and expenses (collectively, "LOSSES") resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any of the conveyance documents delivered by Seller at Closing;

            9.2.2. Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

            9.2.3. Any and all Losses or damages resulting from Seller's operation or ownership of the Systems or Assets prior to the Closing Date, including, without limitation, any and all liabilities arising under the Franchises or the Contracts which relate to events occurring prior to the Closing Date; and

            9.2.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     9.3.   Indemnification by Buyer.  From and after the Closing, Buyer shall
            ------------------------
indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

            9.3.1. Any and all Losses resulting from any untrue representation or breach of warranty or nonfulfillment of any covenant by Buyer contained herein;

            9.3.2.   Any and all of the Assumed Liabilities;

            9.3.3. Any and all Losses resulting from Buyer's operation or ownership of the Systems or Assets on and after the Closing Date, including, without limitation, any and all liabilities arising under the Franchises or the Contracts which relate to events occurring on or after the Closing Date; and

            9.3.4. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     9.4.   Procedure for Indemnification.  The procedure for indemnification
            -----------------------------
shall be as follows:

            9.4.1. The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from whom indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim; and (ii) the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within 10 days after service of process of such action, suit or proceeding was received by Claimant; provided that failure to give such notice within such 10-day period shall not bar or otherwise prejudice Claimant's rights to indemnification with respect to such third-party action, suit or proceeding unless any defense, claim, counterclaim or cross-claim of the Indemnifying Party is prejudiced thereby.

            9.4.2. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim subject to the terms and in accordance with the procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek remedy pursuant to Section 10 below.

            9.4.3. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim; provided that (i) the Indemnifying Party notifies Claimant of its election to do so within 30 days of the date it receives notice of such third-party claim; and (ii) the remedy sought by the third-party claimant is exclusively the payment of money and not any non-monetary remedies; provided, further that any settlement of a claim in favor of a third party shall require: (A) the mutual approval of both the Indemnifying Party and the Claimant if the settlement amount is $500,000 or less or more than $20,000,000; and (B) the unilateral approval of the Indemnifying Party if the settlement amount is more than $500,000 and equal to or less than $20,000,000. Claimant shall cooperate fully with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

            9.4.4. If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

     9.5.   Limitation on Indemnification; Exclusive Remedy.
            -----------------------------------------------

            9.5.1. Seller shall have no liability under Section 9.2 for breaches of representations, warranties, covenants and agreements to be performed prior to the Closing Date unless and until Losses arising therefrom exceed in the aggregate $500,000 (the "DEDUCTIBLE"), and if Buyer's Losses exceed the Deductible in the aggregate, Buyer shall be entitled to recover all of its Losses, including, without limitation, the amount of the Deductible.

            9.5.2. Seller's liability under Section 9.2 for breaches of representations, warranties, covenants and agreements to be performed prior to the Closing Date shall be limited to Losses not exceeding in the aggregate $20,000,000; provided that there shall be no limitation to Seller's liability for Losses caused by a breach of the representations and warranties regarding title to the Assets contained in Sections 3.5 and 3.6.

            9.5.3.   The amount payable by Seller to Buyer with respect to
Section 9.2 shall be reduced by the amount of any insurance proceeds received by Buyer with respect to Losses, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such Losses. Such amount payable shall be further reduced by the amount of any tax benefit actually realized (including by refund or by reduction or offset against taxes otherwise payable had the losses, liabilities or damages not been sustained) by Buyer (or the affiliated or combined group of which it is a member) by reason of the payment or incurrence by Buyer of the Losses for which indemnity is sought or the occurrence of the event giving rise to such Losses. To the extent that insurance proceeds are received and/or a tax benefit is realized after payment has been made by Seller to Buyer, Buyer shall promptly pay an amount equal to such proceeds or benefit to Seller. For purposes of this Section 9 only, in calculating any Losses incurred by Buyer or determining whether or not any misrepresentation or warranty exists, any materiality qualifications contained in the representations and warranties shall be disregarded.

            9.5.4. In the absence of fraud, after Closing, the sole and exclusive remedy of any party for any misrepresentation, any breach of warranty or nonfulfillment of any covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this
Article 9.

10.  DISPUTE RESOLUTION.
     ------------------

     10.1.  Arbitration.  Any controversy, dispute or claim, including, but not
            -----------
limited to, a claim for specific performance, between Seller and Buyer arising out of or in connection with, or relating to, this Agreement or the transactions contemplated hereby or the breach, termination or validity hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules (the "AAA RULES") of the American Arbitration Association (the "AAA") in effect at the time of the commencement of the arbitration. The arbitration tribunal shall consist of three arbitrators. Each party shall appoint one of the first two arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator, who shall act as chairman of the tribunal. The party desiring to initiate arbitration proceedings shall give the other party written notice thereof, describing the matter in dispute, naming its arbitrator and demanding that the other party name its arbitrator within 10 days from the date of such notification. If the other party fails to name its arbitrator within such 10-day period, or if the two arbitrators do not appoint the third arbitrator within 15 days after the selection of the second arbitrator, then the AAA shall, at the request of one of the parties, appoint the second or third arbitrator, as the case may be. In the case of an arbitration proceeding to resolve a dispute with respect to the calculation of the adjustments to be made to the Base Price as contemplated by Section 2.5, a single arbitrator shall be a national independent public accounting firm that has not performed any services for Seller or Buyer during the two years prior to the Closing Date. The arbitration decision or award shall be reasoned and in writing. Judgment upon the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. The situs for any such arbitration shall be Washington, D.C. A final award shall be rendered as soon as reasonably possible and in any event within 120 days of the filing with AAA of any demand for arbitration. The parties agree that the arbitrators shall have the right to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA rules in order to ensure that the arbitration process is completed within the time frames provided herein. Buyer, on the one hand, and Seller, on the other hand, shall each bear 50% of the costs of any such arbitration, including, without limitation, the fees and expenses of the arbitrators; provided, however, the arbitrators shall have the right (but not the obligation) to reapportion Seller's and Buyer's relative shares of such costs in accordance with the arbitrators' determination of the relative merits of the parties' respective claims.

     10.2.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO
            --------------------
TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT ON, WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.3.  Survival.  The provisions of this Section 10 shall survive any
            --------
termination of this Agreement for any reason.

11.  MISCELLANEOUS
     -------------

     11.1.  Notices.  All notices, demands and requests required or permitted to
            -------
be given under the provisions of this Agreement shall be (i) in writing; (ii) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by commercial delivery service or certified mail, return receipt requested; (iii) deemed to have been given on the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt; and (iv) addressed as follows:

     If to Seller:       c/o Cox Communications, Inc.
                         1400 Lake Hearn Drive, N.E.
                         Atlanta, Georgia  30319
                         Attn: John M. Dyer
                         Facsimile No.: (404) 847-6336

     With a copy to:     Dow, Lohnes & Albertson, P.L.L.C.
                         Suite 1600
                         One Ravinia Drive
                         Atlanta, Georgia  30346
                         Attn: Thomas J. Peters IV
                         Facsimile No.: (770) 901-8874

     If to Buyer:        FrontierVision Operating Partners, L.P.
                         1777 South Harrison Street
                         Suite P-200
                         Denver, Colorado  80210
                         Attn: James C. Vaughn
                         Facsimile No.: (303) 757-6105

     With a copy to:     Edwards & Angell
                         101 Federal Street
                         Boston, Massachusetts  02110
                         Attn:  Stephen O. Meredith
                         Facsimile No.: (617) 439-4170

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

     11.2.  Benefit and Binding Effect.  Neither party hereto may assign this
            --------------------------
Agreement without the prior written consent of the other party hereto; provided, however, that Seller may assign its rights under this Agreement to a Qualified Intermediary (as defined in Treas. Reg. (S)1.1031(k)-1(g)), provided that such assignment does not delay the Closing, and Buyer may assign this Agreement to its affiliates and collaterally assign its rights under this Agreement to providers of its financing and their successors and assigns without the consent of Seller; provided, further, however, that neither party shall thereby be released and each shall continue to be liable for its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.3.  Bulk Transfer.  Buyer acknowledges that Seller has not and will not
            -------------
file any bulk transfer notice or otherwise complied with applicable bulk transfer laws.

     11.4.  Governing Law.  This Agreement shall be governed, construed and
            -------------
enforced in accordance with the laws of the State of Georgia, without regard to the conflicts of law principles of such state.

     11.5.  Headings. The headings herein are included for ease of reference
            --------
only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     11.6.  Gender and Number.  Words used herein, regardless of the gender and
            -----------------
number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

     11.7.  Entire Agreement. This Agreement, all schedules and exhibits hereto,
            ----------------
and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller with respect to the transaction contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

     11.8.  Further Assurances.  Each party covenants that at any time, and from
            ------------------
time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     11.9.  Waiver of Compliance; Consents. Except as otherwise provided in this
            --------------------
Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.10. Severability.  If any provision of this Agreement or the application
            ------------
thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided however that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

     11.11. Counterparts.  This Agreement may be signed in any number of
            ------------
counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

     11.12. No Third Party Beneficiaries. This Agreement constitutes an
            ----------------------------
agreement solely among the parties hereto, and, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any person (including, without limitation, any of Seller's employees) other than the parties hereto and their respective successors or assigns, or otherwise constitute any person (including, without limitation, any of Seller's employees) a third party beneficiary under or by reason of this Agreement.

     11.13. Construction. This Agreement has been negotiated by Buyer and Seller
            ------------
and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

     11.14. Time of the Essence. Time is of the essence under this Agreement. If
            -------------------
the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day that is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

     11.15. Definition of Knowledge.  References in this Agreement to "to the
            -----------------------
knowledge of Seller," "to Seller's knowledge," "of which Seller has knowledge" and the like shall mean the actual knowledge of John M. Dyer, Vice President-- Financial Planning and Analysis of Cox Communications, Inc., David J. Head, Director of Investment Planning of Cox Communications, Inc. and Judith B. Pierce, Vice President and General Manager of the Systems.


     IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

               BUYER:
               -----

               FRONTIERVISION OPERATING PARTNERS, L.P.

               By:  FrontierVision Holdings, L.P., its general partner

                    By:  FrontierVision Partners, L.P., its general partner

                         By:  FVP  GP, L.P., its general partner

                              By:   FrontierVision Inc., its general partner


                              By: /s/ James C. Vaughn
                                 --------------------
                              Name:James C. Vaughn
                                   ---------------
                              Title: President & C.E.O.
                              -------------------------

               SELLER:
               ------

               COXCOM, INC.


               By:/s/ John M. Dyer
                  ----------------
               Name: John M. Dyer
               ------------------
               Title: Vice President
               ---------------------


     For the sole and limited purpose of acknowledging and committing to be bound by the restrictions contained in Section 5.17 hereof, the undersigned hereby executes below this 15th day of October, 1997.


                    COX COMMUNICATIONS, INC.

                    By: /s/ Dallas Clement
                       -------------------
                    Name: Dallas Clement
                         ---------------
                    Title: Treasurer
                    ----------------